EXHIBIT 99.2
                    STOCK OPTION AGREEMENT WITH ALAN SISKIND

                            AUTOTRADECENTER.COM INC.
                             STOCK OPTION AGREEMENT


THIS AGREEMENT is made as of February 22, 2000, between AUTOTRADECENTER.COM INC., an Arizona corporation (the "Company"), and Alan Siskind (the Optionee").

THE PARTIES AGREE AS FOLLOWS:

1. Option Grant. The Company hereby grants to the Optionee an option (the "Option") to purchase the number of shares of the Company's common stock (the "Shares"), for an exercise price per share (the "Option Price") and based upon a Grant Date, all as set forth below:

                          Shares under option:    100,000
                          Option Price per Share: $1.00
                          Grant Date:             November 22, 1999
                          Vesting:                November 22, 1999

         The Option will be subject to all of the terms and conditions set forth herein.

2. Stockholder Rights. No rights or privileges of a stockholder in the Company are conferred by reason of the granting of the Option. Optionee will not become a stockholder in the Company with respect to the Shares unless and until the Option has been properly exercised and the Option Price fully paid as to the portion of the Option exercised. Upon exercising the Option, Shares issued shall be subject to SEC Rule 144.

3. Termination. This Option will expire, unless previously exercised in full, on November 22, 2000, which date is on or prior to the first anniversary of the Grant Date.

4. Options Nontransferable. No Option will be transferable by the Optionee other than by Will or the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee.

5. Miscellaneous. This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof, superseding all prior agreements, negotiations and understandings. This Agreement will be governed by the substantive law of the State of Arizona, and may be executed in counterparts.

The parties hereby have entered into this Agreement as of the date set forth above.

"Company"                                   "Optionee"
AUTOTRADECENTER.COM INC.


/s/Roger L. Butterwick                      /s/Alan Siskind
-------------------------------             -----------------------------
By:  Roger L. Butterwick                    Alan Siskind
President                                   1280 Zircon Lane
                                            Plymouth, MN  55447